CERTIFICATE OF AMENDMENT
                                OF
                    ARTICLES OF INCORPORATION
                                OF
                 LINCOLN DIVIDE INDUSTRIES, INC.

Lincoln Divide Industries, Inc. a Corporation organized and existing under and by virtue of the provisions of the General Corporation Act of the State of Nevada and the acts amendatory thereof and supplemental thereof, the Articles of Incorporation of which were filed in the office of the Secretary of State of Nevada on the 14th day of May 1919, does hereby certify:

    That at a regular meeting of the Board of Directors and Stockholders of said Lincoln Divide Industries, Inc. duly held on June 11, 1973, resolutions were duly adopted by full majority setting forth an amendment to the Articles of Incorporation, and the Articles of Merger filed in the office of the Secretary of State of Nevada on the 15th day of January, 1973, as follows:

RESOLVED:
That the following Article of Incorporation be changed to the following:

    Article VII-The members of the Governing Board of this corporation shall be styled Directors, and shall be a minimum of five (5) and maximum of eleven (11) in number.

    In witness whereof, said Lincoln Divide Industries, Inc. has caused its Corporation Seal to be hereunto affixed and this Certificate to be signed by Gordon C. Niles and Beryl M. Niles, its President and Secretary, on this 2nd day of July, 1973.
                                   LINCOLN DIVIDE INDUSTRIES, INC.

                                By:/s/Gordon C. Niles
                                President

                                By:/s/Beryl M. Niles
                                Secretary

    On this 2nd day of July 1973, personally appearing before me, a Notary Public in and for the County of Clark, State of Nevada, Gordon C. Niles and Beryl M. Niles, known to be the President and Secretary of Lincoln Divide Industries, Inc., a Nevada Corporation described herein and who executed the foregoing Certificate of Amendment of Articles of said Corporation and who severally acknowledged to me that they executed the same freely and for the purpose therein mentioned.

    Witness my hand and official seal the day and year aforesaid.

                                 /s/Romola Burk
                                 Notary Public in and for said
                                 County and State